Exhibit 99.1

Evolving Systems, Inc.

Script for Conference Call regarding the Asset Purchase Agreement executed with Neustar, Inc. on April 21, 2011

7:00 A.M Mountain Time on Thursday, April 21, 2011

Brian Ervine

Good morning and thank you for joining us on the call today.  I’m Brian Ervine, chief financial officer.  Joining me today is Thad Dupper, our CEO, and Anita Moseley, our general counsel.

During the course of this call we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk.  Specifically, our statements about the transaction that we announced this morning, future revenue, expenses and cash and the Company’s growth strategy are forward looking statements.  You should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements.  We encourage you to review our publicly filed documents, including our planned proxy statement relating to this transaction, as well as our news releases and website for more information about the Company.

I will now turn the call over to Thad Dupper, Chief Executive Officer.  Thad…

Thad Dupper

Good morning and thank you for joining us on the call.  We would like to have given you more notice for this call, but as is often the case in such transactions, circumstances would not allow for that.

This morning we announced that the Company entered into a definitive agreement to sell its Numbering solutions business to Neustar, a world-leading addressing and policy management company that operates authoritative databases for telephone numbers and area codes for the United States and Canada.

The Company’s board of directors has unanimously endorsed this transaction and believe it represents an excellent value proposition for the Company and our stockholders. As outlined in the news release, the Singer Family Trust, which owns approximately 23% of Evolving Systems’ outstanding common stock, has also indicated its support for this transaction.

Today we will share with you why we believe this transaction is beneficial to our investors, employees and our customers, our go-forward strategy for our Activation and DSA business, and our options for use of the sale proceeds.  After my prepared remarks, Brian, Anita and I welcome your questions, keeping in mind that the transaction is subject to certain closing conditions as well as stockholder approval and that some details of the transaction will not be available until we file our related proxy statement.

I first want to take a moment to say that we believe our Numbering business is an ideal fit for Neustar.  Neustar will inherit an impressive roster of tier-1 Numbering customers, a solid solutions portfolio, and a great team of subject matter experts.  Our Numbering business grew approximately 8% last year and is highly profitable.  Evolving Systems will work closely with Neustar to effect a smooth transition and we are jointly committed to ensuring that our Numbering customers will be unaffected by this transaction and the Evolving Systems employees transferring to Neustar will benefit from becoming part of the Neustar organization.

I want to now turn the call over to Brian to speak to some of the details of the transaction.  Brian…

Brian Ervine

TERMS:

As noted in our news release, Neustar will pay Evolving Systems $39.0 million in cash and assume certain liabilities related to the Numbering business.  We estimate that after taxes and deal-related expenses we will net approximately $33.0 million in the transaction.

WHAT WE ARE SELLING:

Under terms of the transaction, Neustar will acquire the following:

•                  All Numbering products, including NumeriTrack®, OrderPath®, NumberManager®, the Veri suite of products and our TDMS solutions

•                  Intellectual property and subject matter expertise related to all Numbering products

•                  A customer roster that includes tier-1 carriers around the world

•                  Approximately 80 technical, sales, support and development personnel will become employees of Neustar and its affiliates.  That includes personnel from our U.S. and U.K. operations as well as our India subsidiary

•                  From a revenue standpoint, our Numbering business generated $14.5 million, or 39%, of total 2010 revenue.

WHY WE ARE SELLING THIS BUSINESS:

Quite simply, we are selling our Numbering business because we believe the sales price represents an excellent return for our stockholders.  And, in addition to adding a significant amount of cash to our balance sheet, we will retain all of our Activation assets including our Dynamic SIM Allocation™ (or DSA) and our new Intelligent M2M Controller™ products which address market segments that we believe represent excellent potential for growth.

WHAT DOES THIS MEAN FOR OUR CUSTOMERS:

As Thad mentioned, we are working closely with Neustar to ensure a smooth transition and integration process.  It is extremely important to both organizations that customers for Evolving Systems’ Numbering solutions are unaffected by this transaction. All of Evolving Systems employees with Numbering expertise will be transferring to Neustar, so our customers will continue to have the same depth of experienced employees servicing their accounts. Of course, our Activation and DSA customers will be unaffected and will continue to receive customer support directly from Evolving Systems. I’m going to turn the call over to Anita, who will speak to the upcoming Proxy process.  Anita…

Anita Moseley

Thank you, Brian.  Our Board of Directors is very enthusiastic about the transaction we announced this morning and will be unanimously recommending that our stockholders vote to approve it.  We are now in the process of preparing a Proxy statement which will describe various details about the transaction and the going-forward business.  We anticipate filing the preliminary Proxy statement with the SEC in the mid-May time frame. Depending on SEC review cycles, we hope to distribute the Definitive Proxy to our stockholders in time to conduct a special stockholders’ meeting in June or July.  Assuming approval by stockholders holding a majority of our outstanding shares, we are targeting to close this transaction within 120 days of today.  Of course, we will work to obtain stockholder approval and close this transaction as soon as possible, but as I’m sure you understand, given the nature of these kinds of transactions and the associated regulatory and stockholder approval processes, we can’t provide an exact closing date today.

I’m going to turn the call back over to Thad for some comments regarding our strategy.  Thad…

Thad Dupper

Thanks, Anita

GOING FORWARD STRATEGY:

First, let me say that we will continue to maintain our offices in the U.K. and Denver, as well as our development subsidiary in Bangalore.  We will continue to be a leading provider of activation solutions to carriers worldwide.  Activation — which includes our DSA product - has been our primary business in recent years and we are forecasting growth moving forward.  In 2010 our Activation products accounted for $22.8 million, or 61% of our overall revenue.  And while we effectively will be selling 39% of our revenue, the sale will result in a lower expense base in the form of lower employee and other costs.  We are looking forward to concentrating 100% of our resources and talent to maximize our potential in the Activation space.  Specifically, our Activation solutions portfolio will consist of:

•                  Our Tertio Service Activation™ suite.

•                  Our  Dynamic SIM Allocation™ (DSA) solution.

•                  And our newest product, Intelligent M2M Controller™ (IMC), which addresses the M2M market.

PLANS FOR SALE PROCEEDS:

There are no immediate plans for use of the sale proceeds — to remind you, first we have to close this transaction and, as Anita mentioned, we expect that to happen within 120 days.  We will be evaluating all options ranging from a onetime special dividend, a share repurchase program, M&A activity as well as investments in organic growth opportunities — in short, any and all options to increase shareholder value are on the table.  At this time, however, there have been no decisions made so I cannot be more specific on this subject.

COMMENTS ON THE PROCESS:

As our investors know, last year we engaged Lazard in response to unsolicited interest in our company.  During the process we reached out to a number of additional companies to determine their level of interest in Evolving Systems.  As the process advanced it became clear that some companies were interested in our Numbering business and other companies were interested in our Activation and DSA business.  We believe that the sale of our Numbering assets represents not only a very good transaction and return for our stockholders but also positions the go forward Evolving Systems for several interesting tracks. The first, not surprisingly, is for organic growth as we would be focusing all of our resources on Activation and DSA, where we believe there is the potential significant growth.  We may also look to supplement our organic growth with strategic acquisitions. Finally, we believe this sale positions Evolving

Systems as a pure Activation/DSA growth play, making us a more attractive acquisition candidate.  We believe in any of these scenarios Evolving Systems’ stockholders stand to benefit.

In closing, I want to reiterate that we believe this transaction is beneficial to Evolving Systems’ stockholders, employees and customers and we are excited about our going forward plan.

With that — thank you again for joining us on such short notice. Operator, you may now open the call to questions.